                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


                         DATED AS OF DECEMBER 28, 2000,


                                  BY AND AMONG

                        DATA DIMENSIONS, INC., AS SELLER

                                       AND

                        ACXIOM CORPORATION, AS PURCHASER

                                TABLE OF CONTENTS

ARTICLE I.............................................................................1
1.1   Shares..........................................................................1
1.2   Purchase Price..................................................................1
1.3   Net Working Capital.............................................................1
1.4   Time and Place of Closing.......................................................2
1.5   Manner of Payment of the Purchase Price.........................................2
1.6   Closing Deliveries..............................................................2
ARTICLE II............................................................................3
2.1   General Statement...............................................................3
2.2   Purchaser's Representations and Warranties......................................3
2.3   Seller's Representations and Warranties.........................................4
2.4   Representations and Warranties Concerning DDIS..................................6
ARTICLE III..........................................................................23
3.1   Seller's Obligations...........................................................23
3.2   Purchaser's Obligations........................................................24
3.3   Joint Obligations..............................................................24
ARTICLE IV...........................................................................25
4.1   Conditions to Seller's Obligations.............................................25
4.2   Conditions to Purchaser's Obligations..........................................26
ARTICLE V............................................................................27
5.1   Form of Documents..............................................................27
5.2   Purchaser's Deliveries.........................................................27
5.3   Seller's Deliveries............................................................28
5.4   Joint Deliveries...............................................................29
ARTICLE VI...........................................................................29
6.1   Post-Closing Agreements and Covenants..........................................29
6.2   Inspection of Records..........................................................29
6.3   Certain Assignments............................................................29
6.4   Back-Up........................................................................30
6.5   Transition.....................................................................30
6.6   Non-Solicitation...............................................................30
6.7   Disclosure of Confidential Information.........................................30
6.8   Injunctive Relief..............................................................30
6.9   Further Assurances.............................................................31
6.10  Transfer Taxes.................................................................31
6.11  Tax Covenants..................................................................31
6.12  Data Dimensions Name...........................................................32
ARTICLE VII..........................................................................32
7.1   General........................................................................32
7.2   Indemnification Obligations of Seller..........................................32
7.3.  Limitations on Seller's Indemnification Obligations............................34
7.4   Purchaser's Indemnification Covenants..........................................35
7.5   Indemnification Procedure......................................................35
ARTICLE VIII.........................................................................36
8.1   Right to Terminate.............................................................36

8.2   Remedies.......................................................................36
ARTICLE IX...........................................................................36
9.1   Expenses.......................................................................36
9.2   Publicity......................................................................36
9.3   Notices........................................................................36
9.4   Entire Agreement...............................................................38
9.5   Survival; Non-Waiver...........................................................38
9.6   Applicable Law.................................................................38
9.7   Binding Effect; Benefit........................................................38
9.8   Assignability..................................................................38
9.9   Amendments.....................................................................38
9.10  Headings.......................................................................38
9.11  Counterparts...................................................................38

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT is made as of December 28, 2000, between Data Dimensions, Inc., a Delaware corporation ("Seller"), and Acxiom Corporation, a Delaware corporation ("Purchaser").

                                 R E C I T A L S

        A. Seller is the sole stockholder of Data Dimensions Information Services, Inc., a California corporation ("DDIS"), which provides data center hosting services to its customers (such data center hosting services business is hereinafter referred to as the "Business").

        B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the issued and outstanding shares of capital stock of DDIS (the "Shares") for the consideration and on the terms and subject to the conditions contained in this Agreement.

                               A G R E E M E N T S

        Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                      Sale and Transfer of Shares; Closing

        1.1 Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.4 below), Seller will sell and transfer the Shares to Purchaser, and Purchaser will purchase the Shares from Seller.

        1.2 Purchase Price. Subject to Section 1.3, the "Purchase Price" of the Shares shall be $5,400,000 (the "Closing Consideration").

        1.3 Net Working Capital. The Net Working Capital of DDIS, as calculated based upon the Financial Statements (as defined in Section 2.4(h)), was $(90,726) (the "Threshold Amount") as of September 30, 2000. The Closing Consideration shall be (a) reduced by the amount by which the Threshold Amount exceeds the Net Working Capital (as defined herein) as of the date of the Closing Balance Sheet (as defined in Schedule 1.3) (the "Closing Balance Sheet Date") or (b) increased by the amount by which the Net Working Capital exceeds the Threshold Amount as of the Closing Balance Sheet Date, all as determined in accordance with Schedule 1.3 attached hereto and as shown on the Closing Balance Sheet. As used herein, "Net Working Capital" shall mean the accounts receivable, net of reserves, of DDIS with respect to the Business as of the Closing Balance Sheet Date, minus the accounts payable and accrued expenses of DDIS with respect to the Business as of the Closing Balance Sheet Date, as determined in accordance with Schedule 1.3.

        1.4 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Greenberg Traurig, LLP, 2450 Colorado Avenue, Suite 400 East, Santa Monica, CA 90404 on December 28, 2000 or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Article IV shall not be satisfied or waived, subject, however, to the provisions of Section 8.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

        1.5 Manner of Payment of the Purchase Price. For purposes of the Closing, the parties have agreed upon a good-faith estimate of the Closing Consideration (the "Estimated Closing Payment"), based upon the most recent ascertainable financial information of the Business. At the Closing, Purchaser shall pay the Estimated Closing Payment to Seller by delivery of:

        (a) a promissory note (the "Purchaser Note") in the form of Exhibit A attached hereto in the aggregate principal amount of $3,600,000.

        (b) cash for the balance ($1,800,000) of the Estimated Closing Payment (the "Cash Portion") payable by wire transfer to such account as Seller shall designate by written notice delivered to Purchaser not later than three (3) days prior to the Closing Date.

Following the Closing, the parties shall determine the final Closing Consideration, taking into account the adjustment required pursuant to Section 1.3, if any, and employing the procedures and criteria set forth in Schedule
1.3. If, based on the Closing Consideration as finally determined:

                (a) the Closing Consideration exceeds the Estimated Closing Payment, Purchaser shall forthwith pay the excess to Seller in cash by wire transfer to such account as Seller shall designate in writing;

                (b) the Estimated Closing Payment exceeds the Closing Consideration, Seller shall forthwith pay the excess to Purchaser in cash by wire transfer to such account as Purchaser shall designate in writing;

provided that if the determination of the final Closing Consideration is not completed and any payment required under this Section 1.5 is not paid within thirty (30) days of the Closing, any such payments required under this Section
1.5 shall accrue interest from the Closing Date to the date of payment, at the rate of 9% per annum.

        1.6 Closing Deliveries. At the Closing, (i) Seller will deliver to Purchaser the various certificates, instruments and documents referred to in
Section 5.3 below, (ii) Purchaser will deliver to Seller the various certificates, instruments and documents referred to in Section 5.2 below, (iii) Seller will deliver to Purchaser stock certificates representing all of the Shares, duly


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

endorsed in blank or accompanied by duly executed assignment documents, and (iv) Purchaser will deliver to Seller the consideration specified in Sections 1.2 and
1.5 above.

                                   ARTICLE II

                         Representations and Warranties

        2.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article II. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any financial statement, exhibit or document delivered by a party hereto to the other party pursuant to this Agreement shall survive the Closing (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. All representations and warranties of Seller are made subject to the exceptions which are noted in the schedule delivered by Seller to Purchaser concurrently with the execution of this Agreement and identified by the parties as the "Disclosure Schedule". All exceptions noted in the Disclosure Schedule shall be numbered to correspond to the applicable paragraph of Section 2.3 or 2.4, as the case may be, to which such exception refers.

        2.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2):

               (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of the State of Delaware.

               (b) Purchaser has full corporate power and authority to enter into and perform (i) this Agreement, (ii) the Purchaser Note, and
               (iii) all other documents and instruments to be executed by Purchaser pursuant to this Agreement (the agreements and instruments described in the foregoing clauses (ii) and (iii) are collectively referred to herein as the "Purchaser's Ancillary Documents"). This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser. This Agreement and Purchaser's Ancillary Documents constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

               (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser's Ancillary Documents.

               (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions herein and therein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or By-laws (each as amended to date), or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

               (e) Neither Purchaser nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions between Purchaser and Seller contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

               (f) Purchaser (A) understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning DDIS and has had an opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (F) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

               (g) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to the best of Purchaser's knowledge, threatened, against Purchaser, or against any of its Affiliates with respect to the consummation of the transactions contemplated hereby; and, to the best of Purchaser's knowledge, there is no reasonable basis for any of the foregoing.

        2.3 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that the statements contained in this Section 2.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.3), except as set forth in the Disclosure Schedule:

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               (a) Seller is a corporation duly organized, existing and in good standing, under the laws of the State of Delaware.

               (b) Seller has full corporate power and authority to enter into and perform (i) this Agreement and (ii) all other documents and instruments to be executed by Seller pursuant to this Agreement (the agreements and instruments described in the foregoing clause
               (ii) are collectively referred to herein as the "Seller's Ancillary Documents"). This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

               (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person or entity is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transactions contemplated by this Agreement and Seller's Ancillary Documents.

               (d) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transactions herein contemplated, will, with or without the giving of notice or passage of time, result in any material breach of, or constitute a material default under, or result in the imposition of any material lien or encumbrance upon any asset or property of Seller pursuant to, any material agreement, contract, permit, license, indenture or other instrument to which Seller is a party or by which it or any of its properties, assets or rights is bound or affected, or any provision of federal or state law or any judgment, order, writ, decree, statute, rule or regulation applicable to Seller, and will not violate Seller's Certificate of Incorporation or Bylaws.

               (e) Seller does not have any direct or indirect equity interest in, or operate, manage or otherwise control, any business related to the Business other than the Business.

               (f) Neither Seller nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

               (g) Seller (A) understands that the Purchaser Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Purchaser Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Purchaser and has had an opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Purchaser Note, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Purchaser Note, and (F) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

               (h) Seller is the sole legal, beneficial and record owner of the Shares, which consist of 100 shares of Common Stock, no par value, of DDIS, constituting all of the outstanding capital stock of DDIS, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes (as defined in Section 2.4(m)), security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any capital stock of DDIS (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of DDIS.

        2.4 Representations and Warranties Concerning DDIS. Seller represents and warrants to Purchaser that the statements contained in this Section 2.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.4), except as set forth in the Disclosure Schedule:

CORPORATE

                (a) DDIS is a corporation duly organized, existing and in good standing, under the laws of the State of California. DDIS has all necessary corporate power and authority and all licenses, permits and authorizations to conduct the Business as the Business is now being conducted and as presently proposed to be conducted and to own and use the properties owned and used by it. Section 2.4(a) of the Disclosure Schedule lists the directors and officers of DDIS. Seller has delivered to Purchaser correct and complete copies of the Articles of Incorporation and By-laws (each as amended to date) of DDIS. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of DDIS are correct and complete. DDIS is not in default under or in violation of any provision of its Articles of Incorporation and By-laws (each as amended to date).

                (b) DDIS is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, either individually or in the aggregate, have a material adverse effect


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

                on the business, operations, prospects, assets or condition (financial or otherwise) of DDIS. All jurisdictions in which DDIS is qualified as a foreign corporation are set forth in
                Section 2.4(b) of the Disclosure Schedule.

                (c) The entire authorized capital stock of DDIS consists of 1,000,000 shares of Common Stock, no par value, of which 100 shares are issued and outstanding and comprise the Shares. There are no treasury shares of capital stock of DDIS. Other than as required by applicable federal and state securities laws, no legend or other reference to any purported encumbrance appears on any certificate representing the Shares. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, are held of record by Seller, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. None of the Shares is subject to any preemptive rights, whether created by statute, DDIS's Articles of Incorporation or By-laws (each as amended to date), agreement or otherwise. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to which DDIS is a party or by which DDIS may be bound that do or may obligate DDIS to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding agreements, contracts, obligations, promises, commitments, indentures, plans, instruments, arrangements, undertakings or understandings (whether oral, written, express or implied) to which DDIS is a party or is bound or which affects or relates to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of DDIS. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of DDIS. None of the Shares were issued in violation of any law, rule or regulation, including, without limitation, state and federal securities laws.

                (d) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person or entity is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                (e) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transactions herein contemplated, will, with or without the giving of notice or passage of time, result in any material breach of, or constitute a material default under, or result in the imposition of any material lien or encumbrance upon any asset or property of DDIS pursuant to, any material agreement, contract, permit, license, indenture or other instrument to which DDIS is a party or by which it or any of its properties, assets or rights is bound or affected, or any provision of federal or state law or any judgment, order, writ, decree, statute, rule or regulation applicable to DDIS, and will not violate DDIS's Articles of Incorporation or Bylaws.


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

                (f) DDIS has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company or other business enterprise.

FINANCIAL

                (g) DDIS's books, accounts and records with respect to the Business are, and have been, maintained in DDIS's usual, regular and ordinary manner, in accordance with generally accepted accounting practices, and all Material transactions to which DDIS is or has been a party with respect to the Business are properly reflected therein. As used in this Agreement, a transaction, agreement, instrument or document, or a series of related transactions, agreements, instruments or documents, is "Material" if it involves (i) one or more payments to or from DDIS of at least $50,000, or (ii) payments to or from DDIS of at least $100,000 in the aggregate.

                (h) Complete and accurate copies of (i) the audited consolidated balance sheets, statements of income and retained earnings, statements of cash flows, and notes to financial statements (together with any supplementary information thereto) of Seller, all as of and for the years ended December 31, 1999 and December 31, 1998, respectively, as audited by PricewaterhouseCoopers LLP, and December 31, 1997, as audited by BDO Seidman, LLP (the "Seller Financial Statements"), and (ii) the unaudited balance sheet and statements of income and retained earnings and cash flows of DDIS, as of and for the period ended September 30, 2000, are contained in the Disclosure Schedule (the "Financial Statements"). The Seller Financial Statements present accurately and completely the financial position of Seller and its subsidiaries (including DDIS) as of the respective dates thereof, and the results of operations and cash flows of Seller and its subsidiaries (including DDIS) for the respective periods covered by said statements, in accordance with GAAP, consistently applied. The Financial Statements present accurately and completely the financial position of DDIS as of the date thereof, and the results of operations and cash flows of DDIS for the period covered by said statements, in accordance with GAAP, consistently applied.

                (i) None of the trade receivables which are reflected on the Financial Statements or which arose subsequent to the date of the Financial Statements, including, without limitation, the accounts receivable, is or was subject to any counterclaim, set off, discount, or allowance, except as set forth on the Financial Statements. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of DDIS. All of such trade receivables arose out of bona fide, arms length transactions for the sale of goods or performance of services. None of the trade receivables which are reflected on the Financial Statements relate to products sold or services performed subsequent to the date of such Financial Statements. DDIS has no liabilities or obligations relating to the

                Business whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to DDIS, whether due or to become due, arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, including, without limitation, Taxes with respect to or based upon transactions or events occurring on or before the Closing, except liabilities and obligations (i) disclosed on the Disclosure Schedule, (ii) disclosed on the Financial Statements, or (iii) which have arisen after the date of the Financial Statements in the ordinary course of business consistent with past business practices.

                (j) DDIS has good and marketable title to, or a valid leasehold interest in, the properties and assets purported to be owned, leased or licensed by it or used in the operation of its business, free and clear of any liens, claims, encumbrances and security interests, except for the following liens ("Permitted Liens"): (i) statutory liens for Taxes not yet due, (ii) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; and (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

                (k) The Disclosure Schedule contains a true and correct list and description (including coverages, deductibles and expiration dates) of all insurance policies which are owned by DDIS relating to the conduct of the Business or which name DDIS as an insured and which pertain to the Business, or DDIS's employees who are employed in the conduct of the Business, and true and correct copies of such policies have been delivered to Purchaser. All such insurance policies are in full force and effect. DDIS has not received any written notice in the three
                (3) year period ending on the date hereof from, or on behalf of, any insurance carrier issuing such policies, to the effect that insurance rates will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks), that there will hereafter be no renewal of an existing policy, or that material alteration of any equipment, leased personalty, or Leased Premises (as defined in Section 2.4(hh)), purchase of additional equipment, or material modification of any of DDIS's methods of conducting the Business, will be required or is suggested. No insurance carrier has refused any application for insurance by DDIS or any other person on behalf of DDIS on any of its properties or assets.

                (l) The Disclosure Schedule describes each: (i) business relationship relating to or in connection with the conduct of the Business (excluding employee compensation and other ordinary incidents of employment) existing on the date of this Agreement between (1) DDIS, and (2) any present or former officer, director, stockholder or Affiliate of DDIS, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons (all such persons and trusts encompassed by this clause (2) being sometimes collectively referred to herein as the "Related Parties" and individually as a "Related Party");
                (ii) transaction relating to or in connection with the conduct of the Business occurring between January 1, 1998 and the date of this Agreement between DDIS and any Related Party; and (iii) amount owing by or to any of the Related Parties, respectively, to or from DDIS relating to or in connection with the conduct of the Business as of the date of this Agreement. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased by or to any Related Party. Prior to the Closing Date, all amounts due and owing to or from DDIS by or to any of the Related Parties (excluding employee compensation and other incidents of employment) relating to or in connection with the conduct of the Business shall be paid in full. Neither DDIS nor any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Business.

                (m)(i) For purposes of this Agreement, the term "Taxes" means all Federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, registration, alternative or add-on minimum, transfer, capital stock, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, social security (or similar), unemployment, disability, stamp, occupation, premium, real property, personal property, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether or not disputed, and the term "Tax" means any one of the foregoing Taxes; the term "Returns" means all returns (including estimated tax returns), declarations, reports, statements, claims for refund, information returns, and other documents required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendment thereof, and the term "Return" means any one of the foregoing Returns; the term "Code" means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto); the term "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; the term "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

                        (ii) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by DDIS on or prior to the date hereof pertaining to the Taxes. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of DDIS with respect to the Business or any other information required to be shown thereon, and no extension of time within which to file any such Return has been requested or granted. Any Returns required to be filed with any tax authority with respect to any taxable period ending between the date hereof and the Closing Date, by or on behalf of DDIS, shall be filed when due (including any extension of such due date), and all amounts shown due during such period or periods shall be paid on or before such date. No claim has ever been made by a taxing authority in a jurisdiction where DDIS does not file Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of DDIS that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due. The Disclosure Schedule lists all Federal, state, local and foreign income Returns filed with respect to DDIS for taxable periods ended on or after January 1, 1998, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit or in respect of which any written or unwritten notice of any audit or examination has been received by DDIS. Seller has delivered to Purchaser correct and complete copies of all Federal income Returns, examination reports and statements of deficiencies assessed against or agreed to by DDIS since January 1, 1998.

                        (iii) With respect to all amounts in respect of Taxes imposed upon DDIS, or for which DDIS is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by DDIS, to taxing authorities or others, on or before the date hereof have been paid. No director of officer (or employee responsible for Tax matters) of DDIS or Seller expects any taxing authority to assess DDIS additional Taxes for any period for which Returns have been filed. There is no material claim, audit, action, suit, proceeding, dispute or investigation now pending, or, to the best of Seller's knowledge, threatened against or with respect to DDIS in respect of any Tax or assessment. No notice or deficiency or similar document of any tax authority has been received by DDIS, and there are no liabilities for Taxes (including liabilities for interest, additional taxes and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any tax authority that could, if determined adversely to DDIS, materially and adversely affect the liability of DDIS for any Taxes. No issue relating to Taxes has been raised by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. Except as may be required as a result of the transactions contemplated by this Agreement, DDIS has not been or shall not be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending on or after the Closing pursuant to Section 481 or 263A of the Code or any comparable provisions under state or foreign taxes as a result of transactions, events or accounting methods employed prior to the Closing.

                        (iv) DDIS is not a person other than a United States person within the meaning of the Code and the transactions contemplated herein are not subject to the withholding provisions of section 3406 or subchapter a of Chapter 3 of the Code. All material elections with respect to the Taxes affecting DDIS as of the date hereof are set forth on Section 2.4(m) of the Disclosure Schedule. After the date hereof, no written election shall be made by DDIS without Purchaser's express written consent.

                        (v) To the best of Seller's knowledge, all monies required to be held by DDIS from employees, independent contractors, creditors, stockholders or other third parties for income taxes, social security, unemployment insurance taxes and all other Taxes, have been collected or withheld or either paid to the respective governmental agencies or set aside in cash for such purpose, or paid to or for a DDIS employee benefit plan or trust.

                        (vi) Except as disclosed on the Disclosure Schedule, DDIS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                        (vii) DDIS has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. DDIS has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code. DDIS has not been a United States real property holding corporation within the meaning of
                        Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. DDIS has disclosed on its Federal income Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code. DDIS is not a party to any Tax allocation or sharing agreement. Except for the Affiliated Group of which the Seller is the common parent, DDIS (i) has not been a member of an Affiliated Group filing a consolidated Federal income Return and (ii) has no liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                        (viii) The unpaid Taxes of DDIS (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DDIS in filing its Returns.

                        (ix) DDIS shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign tax law.

                        (x) Except as set forth on the Disclosure Schedule, (1) DDIS is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes, and (2) DDIS has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

                        (xi) All private letter rulings issued by the Internal Revenue Service to DDIS (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on the Disclosure Schedule, and there are no pending requests for any such rulings (or corresponding determinations).

                        (xii) DDIS and Seller shall grant to Purchaser or its designees access at all reasonable times to all of DDIS's books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. Purchaser shall (i) grant to the Seller access at all reasonable times to all of DDIS's books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of DDIS during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Seller in connection with any audit of Taxes that relate to the business of DDIS prior to Closing.

                        (xiii) Seller and DDIS filed a consolidated Federal income Return for the tax year immediately preceding the current tax year and the Seller is eligible to make an election under section 338 (h)(10) of the Code and any comparable provision under state, local or foreign Tax laws with respect to DDIS with respect to Purchaser's purchase of the Shares.



CONDUCT OF BUSINESS

                (n) Since September 30, 2000, DDIS has not with respect to the Business:

                        (i) sold or in any way transferred or otherwise disposed of any of its assets or property, except for cash applied in payment of DDIS's liabilities in the usual and ordinary course of business;

                        (ii) suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                        (iii) made or suffered any material change in the conduct or nature of any aspect of the Business whether made in the ordinary course of business or not or whether or not the change had a material adverse effect on the business activities or financial condition of the Business (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry of DDIS into this Agreement or its consummation of the transactions contemplated hereby);

                        (iv) other than intercompany transactions with Seller which are set forth in the Disclosure Schedule, paid (or been paid by) any Related Party, or charged (or been charged by) any Related Party, for (A) goods sold to or services rendered by or to the Business, or (B) corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses, on a basis which is either more or less favorable to the Business than the basis which would be employed by a party who is not a Related Party;

                        (v) waived any right or cancelled or compromised any debt or claim, other than in the ordinary course of business;

                        (vi) made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $250,000 in the aggregate, unless otherwise approved by Purchaser in writing;

                        (vii) increased the compensation payable to any employee;

                        (viii) hired or terminated any employee who has an annual salary in excess of $40,000 or employees with aggregate annual salaries or wages in excess of $80,000;

                        (ix) borrowed any money or issued any bonds, debentures, notes or other corporate securities evidencing money borrowed; altered any material term of any outstanding debt or capital stock of DDIS; or guaranteed any debt for borrowed money;

                        (x) paid, declared or set aside any dividend or other distribution on its securities of any class or purchased, exchanged or redeemed any of its securities of any class;

                        (xi) amended or modified its Articles of Incorporation or By-laws;

                        (xii) changed DDIS's accounting methods; or

                        (xiii) without limitation by the enumeration of any of the foregoing, except for the execution of this Agreement, entered into any transaction other than in the usual and ordinary course of business.

                (o) DDIS has not suffered or been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Business, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or loss of, any relationship between DDIS and any of its customers, suppliers or key employees of the business.

CONTRACTS

                (p) The Disclosure Schedule correctly and completely lists and describes all Material contracts, leases, and agreements, written or verbal, to which DDIS is a party and which relate to the conduct of the Business, including, without limitation: outsourcing or other services agreements; employment, consulting and employment-related agreements, including bonus and benefit plans and severance agreements; confidentiality, non-solicitation or proprietary information agreements, agreements restricting the right of the Business to compete or restricting other companies from competing with the Business and other covenants not to compete; loan agreements and guaranties; notes; security and pledge agreements; sales representative, distribution, franchise, advertising and similar agreements; leases and subleases of leased personalty or Leased Premises; license agreements; purchase orders and purchase contracts and sales orders and sales contracts; contracts between the DDIS and its Affiliates or Related Parties; and any other contracts, agreements or instruments related to the Business and assigned to Purchaser hereunder (collectively, the "Material Contracts"). Seller has provided to Purchaser correct and complete copies of all Material Contracts, including all amendments and supplements thereto. All Material Contracts referred to in this Section 2.4(p), and all other contracts or instruments to which DDIS is a party and which related to the Business, are in full force and binding upon the parties thereto. No default by DDIS has occurred thereunder and, to the best of Seller's knowledge, no default by the other contracting parties has occurred thereunder. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by DDIS thereunder. DDIS has not released its rights under any contract or agreement relating to the Business. Except as set forth in the Material Contracts identified in the Disclosure Schedule, DDIS has not made any verbal or written warranties with respect to the quality or the absence of defects of any products or services which it has sold or performed in the conduct of the Business which are in force as of the date hereof.

                (q) DDIS is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or verbal contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by DDIS according to the terms of this Agreement will be a default or an event of acceleration, or whereby timely performance by DDIS according to the terms of this Agreement may be prohibited, prevented or delayed.

                (c) The Disclosure Schedule contains a true and correct copy of every license, permit, registration and governmental approval, agreement and consent applied for, pending by, issued or given to DDIS with respect to the Business, and every agreement with governmental authorities (Federal, state, local or foreign) entered into by DDIS with respect to the Business, which is in effect or has been applied for or is pending, exclusive of Environmental Permits (as herein defined) (the "Permits"). Such Permits constitute all licenses, permits, registrations, approvals and agreements and consents (other than Environmental Permits) which are required in order for the DDIS to conduct the Business as presently conducted. DDIS is not in default under any of such franchises, permits, licenses or other similar authority which has had or could reasonably be deemed to have a material adverse effect on the business, operations, assets, liabilities, financial condition or prospects of the Business.

                (s) No "Significant Customer" (as herein defined) has notified Seller that it will terminate or reduce its business relationship with the Business in any material respect. As used herein, "Significant Customer" means any of the 15 largest customers of the Business, measured in terms of sales volume in dollars for the eleven-month period ended November 30, 2000. No "Significant Supplier" (as herein defined) has notified Seller that it will terminate or reduce its business relationship with the Business in any material respect. As used herein, "Significant Supplier" means any supplier of the Business from whom DDIS has purchased $10,000 or more of goods or services during the eleven-month period ended November 30, 2000 for use in the Business.

EMPLOYEES

               (t) The Disclosure Schedule provides a description of each of the following, if any, which is sponsored, maintained or contributed to by DDIS or Seller for the benefit of the employees or agents of DDIS, or has been so sponsored, maintained or contributed to at any time during DDIS's existence:

                      (i) each "Employee Benefit Plan", as such term is defined
               in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"), and

                      (ii) each personnel policy, employee manual or other
               written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 2.4(t)(i) ("Benefit Program or Agreement").

               (u) True, correct and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Purchaser. There has also been furnished to Purchaser, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Purchaser.

               (v) Except as otherwise set forth in the Disclosure Schedule,

                      (i) DDIS does not contribute to or have an obligation to
               contribute to, and DDIS has not at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and
               (c) of the Code;

                      (ii) DDIS has substantially performed all obligations,
               whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the knowledge of Seller, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                      (iii) All reports and disclosures relating to the Plans
               required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                      (iv) There are no actions, suits or claims pending (other
               than routine claims for benefits) or, to the knowledge of Seller, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets; and

                      (v) All contributions required to be made to the Plans
               pursuant to their terms and provisions and applicable law have been made timely.

               (w) Except as set forth in the Disclosure Schedule, DDIS does not have any obligation to provide health benefits to former employees, except as specifically required by law.

               (x) Except as set forth in the Disclosure Schedule, DDIS is not a party to any agreement, and has not established any policy or practice, requiring DDIS to make a payment or provide any other form or compensation or benefit to any person performing services for DDIS upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

               (y) The Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by DDIS in the Business as of the date of this Agreement. None of said employees are subject to union or collective bargaining agreements with DDIS.

LITIGATION

                (z) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to the best of Seller's knowledge, threatened, against DDIS, or against any of its Affiliates with respect to or affecting the business, operations, assets, liabilities, financial condition or prospects of the Business, or with respect to the consummation of the transactions contemplated hereby; and, to the best of Seller's knowledge, there is no reasonable basis for any of the foregoing.

                (aa) There are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to DDIS, would have a material adverse effect on the business, operations, assets, liabilities, financial condition or prospects of DDIS, or the consummation of the transactions contemplated hereby.

                (bb) DDIS is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities of DDIS.

                (cc) DDIS is not in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which its properties, assets, personnel, business activities of the Business or the Leased Premises are subject or to which it, itself, is subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, and zoning ordinances and building codes, which violation or delinquency, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets or condition (financial or otherwise) of DDIS. Copies of all notices of violation of any of the foregoing which DDIS has received within the past three years are attached to the Disclosure Schedule.

ENVIRONMENTAL MATTERS

                (dd) Neither DDIS nor the Business is in violation of any Environmental Law (as herein defined) or Environmental Permit (as herein defined), which violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets or condition (financial or otherwise) of DDIS. A copy of any notice, citation, inquiry or complaint which DDIS has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit is contained in the Disclosure Schedule, and all violations alleged in said notices have been corrected. DDIS possesses all required Environmental Permits, and is in compliance with the provisions of all such Environmental Permits. Copies of all Environmental Permits issued to DDIS are contained in the Disclosure Schedule.

                (ee) There has been no storage, treatment, generation, transportation or Release (as herein defined) of any Hazardous Materials (as herein defined) by DDIS or its predecessors in interest, or by any other person or entity for which DDIS is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any obligation under, Environmental Laws.

                (ff) The Disclosure Schedule sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed from, the Leased Premises. All Containers which have been heretofore removed from the Leased Premises have been removed in accordance with all applicable Environmental Laws.

                (gg) For the purposes of this Agreement:

                        (1) "Containers" means above-ground and under- ground storage tanks, vessels and related equipment and containers;

                        (2) "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing;

                        (3) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws;

                        (4) "Facility" means any facility as defined in CERCLA;

                        (5) "Hazardous Materials" means:

                                (A) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in the Comprehensive Environmental Response,
                                Compensation and Liability Act, 42 U.S.C. 9601, et. Seq., as amended and reauthorized ("CERCLA"), and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C., Sec. 6902 et. Seq., and all amendments thereto and reauthorizations thereof; and

                                (B) even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Leased Premises;

                        (6) "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by DDIS with respect to the Business;

                        (7) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is, required, including without limitation any Release which is subject to CERCLA.

REAL ESTATE

                (hh) DDIS owns no real property. The Disclosure Schedule lists and describes briefly all real property leased or subleased by DDIS (the "Leased Premises"), and true and correct copies of such leases have been delivered by Seller to Purchaser. None of the improvements comprising the Leased Premises, or the businesses conducted by DDIS thereon, including the Business, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easements. DDIS is not in default under any agreement relating to the Leased Premises nor, to the best of Seller's knowledge, is any other party thereto in default thereunder. All options in favor of DDIS to purchase any of the Leased Premises, if any, are in full force and effect. To Seller's knowledge, no capital expenditures in excess of $50,000 in the aggregate are required within 90 days of the Closing Date for the maintenance and/or repair of the Leased Premises in order to conduct the Business as presently conducted.

                (ii) There are no challenges or appeals pending regarding the amount of the taxes on, or the assessed valuation of, the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this subparagraph
                (ii) shall not be deemed to be breached by any prospective general increase in real estate tax rates).

                (jj) There are no condemnation proceedings pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Leased Premises.

                (kk) There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Leased Premises to the extent DDIS is liable for payment therefor.

INTELLECTUAL PROPERTY

                (ll) The Disclosure Schedule identifies all of the following in which DDIS claims any ownership rights: (i) trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights; (ii) common law Trademarks; (iii) know-how and trade secrets which are material to the Business; (iv) patents on and pending applications to patent any technology or design; (v) registrations of and applications to register copyrights; and
                (vi) licenses of rights in computer software, Trademarks, patents, copyrights, and other know-how, whether to or by DDIS. The scheduled rights are referred to herein collectively as the "Intellectual Property."

                (mm) (i) DDIS is the owner of or duly licensed to use each Trademark and its associated goodwill; (ii) each Trademark registration exists and has been maintained in good standing;
                (iii) each patent and application included in the

                Intellectual Property exists, is owned by or licensed to DDIS, and has been maintained in good standing; (iv) each copyright registration exists and is owned by DDIS; (v) to the best of Seller's knowledge, no other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (vi) Seller has no knowledge of any claim, and has no reason to believe that any third party asserts ownership rights in any of the Intellectual Property; (vii) Seller has no knowledge of any claim and has no reason to believe that DDIS's use of any Intellectual Property infringes upon any right of any third party; and (viii) Seller has no knowledge or any reason to believe that any third party is infringing upon any of DDIS's rights in any of the Intellectual Property.

GENERAL

                (nn) The machinery and equipment and other tangible personal property (and intangible personal property, to the extent not otherwise comprising Intellectual Property), owned, leased or used by DDIS as of the Closing are, taken as a whole, (i) suitable for the uses to which it is currently employed and (ii) in good operating condition and repair, subject only to ordinary wear and tear in light of their respective ages and the respective uses for which they are currently used. The uses of such tangible properties and assets conform and comply in all material respects with all rules, regulations and standards applicable to DDIS or its assets or properties, imposed by applicable federal, state or local laws or regulations. The equipment, leased personalty and the buildings and other facilities located on the Leased Premises are free of any latent structural or engineering defects known to Seller or any patent structural or engineering defects.

                (oo) No representation or warranty made by Seller in this Agreement, nor any financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Seller or its representatives pursuant hereto contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There is no event or fact known by DDIS or Seller which DDIS or Seller has not disclosed to Purchaser in writing which materially affects or which shall materially affect adversely DDIS's business, sales, income, properties, assets, liabilities, activities, customers, or the ability of DDIS to perform under this Agreement.

                (pp) The copies of all documents furnished by Seller to Purchaser pursuant to the terms of this Agreement are complete and accurate. The information contained in the Disclosure
                Schedule is complete and accurate.

                (qq) Neither DDIS, nor any of its Affiliates, has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transactions contemplated hereby or introducing the parties to each other.

                (rr) Other than intercompany obligations with Seller which are set forth in the Disclosure Schedule, DDIS is not obligated as a borrower, guarantor or accommodation party with respect to any indebtedness for borrowed money.


                                   ARTICLE III

                          Conduct Prior to the Closing

        3.1 Seller's Obligations. Between the date hereof and the Closing Date:

                (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records relating to and personnel of DDIS, and of Seller to the extent they are employed in the conduct of the Business, and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 3.1(a) shall affect or be deemed to modify any representation or warranty given by Seller to Purchaser hereunder or the conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement.

                (b) Seller will cause DDIS to give any notices to third parties, and will cause DDIS to use its best efforts to obtain all consents (collectively, the "Consents") specified by Purchaser to the assignment of, or alternative arrangements satisfactory to Purchaser with respect to, any contract, insurance policy, agreement, purchase order, sales order, or other instrument, Permit or Environmental Permit, which is to be assigned to Purchaser hereunder and which may be required for such assignment to be effective.

                (c) Seller shall carry on the Business, or cause DDIS to carry on the Business, in the usual and ordinary course of business, consistent with past practices and shall use its best efforts to preserve, or cause DDIS to preserve, the Business and the goodwill of its customers, suppliers and others having business relations with the Business and to retain its business organization intact, including keeping available the services of its present employees, representatives and agents, and shall maintain, or cause DDIS to maintain, all of the properties used in connection with the Business in good operating condition and repair, ordinary wear and tear excepted.

                (d) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall not, and shall not cause DDIS to, with respect to the conduct of the Business: incur or commit to incur any capital expenditures in connection with the Business not set forth in the

                Disclosure Schedule in excess of $50,000 in the aggregate; incur, assume or guarantee any long-term or short-term indebtedness of the Business; enter into any lease, contract or other agreement other than in the ordinary course of business in accordance with past practices; increase the compensation payable to any employee of the Business; pay, declare or set aside any dividend or other distribution on its securities of any class; issue, sell, purchase or redeem any of its securities of any class; hire any new employee to be employed in the Business who shall have, or terminate the employment of any employee employed in the Business, who has, an annual salary in excess of $40,000; or sell, transfer or otherwise dispose of any material asset or property of the Business except for cash applied in payment of liabilities of the Business in the usual and ordinary course of business.

                (e) Seller shall assist and cooperate with Purchaser in the transfer of all Permits and Environmental Permits necessary for the operation of the Business by Purchaser.

                (f) Seller will not, and will not cause or permit DDIS to, (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of DDIS (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                (g) Seller shall, or shall cause DDIS to, pay all accrued and outstanding sales commissions payable or otherwise owed by DDIS, and as of the Closing Date, there will not be outstanding any accrued and unpaid sales commissions payable or otherwise owed by DDIS to any person or entity.

        3.2 Purchaser's Obligations. Between the date hereof and the Closing Date, Purchaser shall not disclose to any third party (other than to its directors, officers, and employees having a need to know such information in connection with the transactions contemplated hereby, or to its attorneys, accountants, investors and lenders), or use for any purpose other than evaluating and carrying out the transactions contemplated hereby, any Confidential Information (as defined herein) regarding the Business. Intending that the term shall be broadly construed to include anything protectible under the California Trade Secrets Act or other applicable law, "Confidential Information" means all information, and all documents and other tangible items which record information, which at the time or times concerned is protectible as a trade secret under applicable law.

        3.3 Joint Obligations. Between the date hereof and the Closing Date:

                (a) Without implication that such laws apply to the transactions contemplated hereby, Seller and Purchaser shall not comply with the provisions of the laws of any states relating to bulk sales, unless such compliance is required by any lender to Purchaser.

                (b) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

                (c) Each party shall promptly give the other party written notice of (i) the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement. Seller shall promptly give Purchaser written notice of any actions, suits, claims, investigations or proceedings commenced, or the best of Seller's knowledge, threatened against, relating to or involving or otherwise affecting Seller or DDIS which relate to the consummation of the transactions contemplated by this Agreement. Purchaser shall promptly give Seller written notice of any actions, suits, claims, investigations or proceedings commenced, or the best of Purchaser's knowledge, threatened against, relating to or involving or otherwise affecting Purchaser which relate to the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IV

                              Conditions to Closing

        4.1 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article VIII:

                (a) Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

                (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed.

                (c) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

                (d) Purchaser shall have delivered to Seller the written opinion of Greenberg Traurig, LLP addressed to Seller, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

                (e) Purchaser shall have delivered at the Closing all of the documents, instruments and other items set forth in Section 5.2.

        4.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article VIII:

                (a) Each and every representation and warranty made by Seller shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

                (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed.

                (c) All of the Consents shall have been obtained or, to the extent Permits or Environmental Permits held by Seller are not assignable, Purchaser shall have either obtained licenses and permits on substantially the same terms as the Permits and Environmental Permits have been issued to Seller, or shall have obtained binding commitments from the applicable governmental authorities to issue such licenses and permits to Purchaser following the Closing.

                (d) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

                (e) Seller shall have delivered to Purchaser the written opinion of Garvey, Schubert & Barer, counsel to Seller, addressed to Purchaser, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto.

                (f) Seller shall have delivered at the Closing all of the documents, instruments and other items set forth in Section 5.3.

                (g) Eugene Stabile shall have executed and delivered a Consulting Agreement in the form attached hereto as Exhibit E.

                (h) Purchaser shall have received a consent and estoppel certificate from, or other evidence of consent to assignment in a form acceptable to Purchaser of, the landlord of the Leased Premises, or, in the alternative, Purchaser and the landlord of the Leased Premises shall have executed and delivered an amendment to the Office Lease dated September 15, 1993, as amended, or otherwise executed a new lease for the Leased Premises and/or such other space located in the same building as the Leased Premises as Purchaser and landlord may mutually agree, in form and substance satisfactory to Purchaser (such amendment or new lease, the "New Lease").

                (i) Seller and DDIS shall each have executed a mutual release and waiver as to all intercompany obligations, commitments, and payables owed by DDIS to Seller or by Seller to DDIS in form and substance satisfactory to Purchaser.

                                    ARTICLE V

                                     Closing

        5.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

        5.2 Purchaser's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.2, Purchaser shall execute and/or deliver to Seller all of the following:

                (a) the Estimated Closing Payment, in the manner provided in
                Section 1.5;

                (b) a certified copy of Purchaser's Certificate of Incorporation and By-laws;

                (c) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

                (d) an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and Purchaser's Ancillary Documents on behalf of Purchaser;

                (e) a certified copy of the resolutions of the Executive Committee of Purchaser authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary Documents;

                (f) a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that Purchaser's representations and warranties to Seller are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

                (g) the Purchaser Note and Stock Pledge Agreement in substantially the form of Exhibit B attached hereto, duly executed by Purchaser; and

                (h) without limitation by the specific enumeration of the foregoing, all other documents required from Purchaser to consummate the transactions contemplated hereby.

        5.3 Seller's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.1, Seller shall deliver or cause to be executed and/or delivered to Purchaser all of the following:

                (a) certified copies of DDIS's Articles of Incorporation and By-laws;

                (b) certified copies of Seller's Certificate of Incorporation and By-laws;

                (c) certificates of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware and California;

                (d) certificate of good standing of DDIS, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of California;

                (e) an incumbency and specimen signature certificate with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller;

                (f) a certified copy of resolutions of Seller's board of directors and stockholders, authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary Documents;

                (g) stock certificates representing all of the Shares as the Closing Date, which stock certificates shall be accompanied by original stock powers duly endorsed in blank or accompanied by duly executed assignment documents in form and substance satisfactory to Purchaser;

                (h) a closing certificate duly executed by the President of Seller (or any other officer of Seller specifically authorized to do so), on behalf of Seller, pursuant to which Seller represents and warrants to Purchaser that Seller's representations and warranties to Purchaser are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived by Purchaser in writing, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller;

                (i) to the extent obtained, all necessary Consents, all as reasonably acceptable to Purchaser;

                (j) the Stock Pledge Agreement in substantially the form of Exhibit B attached hereto, duly executed by Seller; and

                (k) without limitation by specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

        5.4 Joint Deliveries. At the Closing, the parties shall execute and deliver, or cause to be executed and delivered, to each other, all legally required transfer tax declarations concerning the Shares.

                                   ARTICLE VI

                      Post-Closing Agreements and Covenants

        6.1 Post-Closing Agreements and Covenants. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

        6.2 Inspection of Records. Seller and Purchaser shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions contemplated by this Agreement occurring prior to and those relating to the Closing, the historical financial condition, assets, liabilities, results of operations and cash flows of DDIS . As used in this Section 6.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

        6.3 Certain Assignments. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, contract, lease, Permit, Environmental Permit, commitment, sales order or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of

Purchaser or Seller thereunder. If such a consent or agreement to transfer or assign is not obtained for any reason, Purchaser and Seller shall cooperate in any arrangement Purchaser may reasonably request to provide for Purchaser the benefits under such claim, contract, lease, Permit, Environmental Permit, commitment or order.

        6.4 Back-Up. Seller shall, at Purchaser's request, furnish such detailed back-up material with respect to the past financial statements of DDIS as are in Seller's possession or are reasonably available to Seller.

        6.5 Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of DDIS from maintaining the same business relationships with Purchaser after the Closing. Seller will refer all customer inquiries relating to the Business of DDIS to Purchaser from and after the Closing.

        6.6 Non-Solicitation. As an inducement for Purchaser to enter into this Agreement, Seller agrees that from and after the Closing and continuing for the lesser of two (2) years from the Closing Date or the longest time permitted by applicable law, neither Seller nor any of its Affiliates shall, directly or indirectly, (a) solicit or attempt to solicit the business of or seek to enter into a business relationship with any Customer or Prospective Customer of DDIS for services substantially similar to those provided by Purchaser and/or DDIS as of the Closing Date; (b) interfere with the contractual relationship or Prospective business relations between DDIS and any Customer or Prospective Customer of DDIS; or (c) hire or attempt to hire for any purpose whatsoever (whether as an employee, officer, director, partner, member, consultant, adviser, independent contractor, agent, or otherwise) any person who is, as of the Closing Date, an employee, independent contractor, or other professional or business relation of DDIS without the prior written consent of DDIS and Purchaser. In the event of any breach of this Section 6.6, the time period of the breached covenant shall be extended for the period of such breach. As used herein, the term "Customer" shall include any person or entity to whom products or services have been sold by DDIS during the twelve (12) month period prior to the Closing Date, and any person or entity with whom DDIS has established strategic marketing, services or other alliances prior to the Closing Date. The term "Prospective Customer" shall include any person or entity toward whom DDIS has directed efforts to establish a customer relationship or strategic alliance prior to the Closing Date and with whom DDIS has a reasonable expectation of establishing such a relationship or alliance.

        6.7 Disclosure of Confidential Information. As a further inducement for Purchaser to enter into this Agreement, Seller agrees that for the longest period permitted by law after the Closing Date, Seller shall, and shall cause its Affiliates to, hold in strictest confidence, and not, without the prior written approval of Purchaser, use for their own benefit or the benefit of any party other than Purchaser or disclose to any person, firm or corporation other than Purchaser (other than as required by law) any information of any kind relating to the Business, except such information as was publicly available prior to the Closing Date.

        6.8 Injunctive Relief. Seller specifically recognizes that any breach of Sections 6.5, 6.6 or 6.7 will cause irreparable injury to Purchaser and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Seller agrees that in the event of any such breach, Purchaser shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Seller and Purchaser recognize that the absence of a time limitation in Section 6.7 is reasonable and properly required for the protection of Purchaser and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, Seller agrees and submits to the imposition of such a limitation as said court shall deem reasonable.

        6.9 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

        6.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Shares, but excluding Taxes (whether Federal, state or local) payable by Seller or DDIS as a result of gain realized on the sale of the Shares, shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

        6.11 Tax Covenants.

                (a) Seller shall join with Purchaser in making an election under
                Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively and separately, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares under this Agreement. Seller and Purchaser shall jointly prepare Internal Revenue Service Form 8023, together with such other forms and schedules as are necessary to make the Section 338(h)(10) Election, and Seller and Purchaser shall take all such other acts as are necessary to make or perfect a timely Section 338(h)(10) Election. Exhibit F attached hereto and made a part hereof reflects Seller's and Purchaser's agreement with respect to the principles that will govern the allocation of the "ADSP" (as defined in Treasury Regulation Section 1.338-4T) among the assets of DDIS pursuant to the applicable Treasury Regulations under Section 338 of the Code (the "ADSP Allocation") and the parties will use the ADSP Allocation in reporting the deemed purchase and sale of DDIS's assets for federal and state income tax purposes.

                (b) Seller and DDIS will join in filing a consolidated federal income tax return for the taxable year that includes the Closing Date. Seller will cause the income of DDIS for all periods through the Closing Date (including any income recognized as a result of the Section 338(h)(10) Election, any deferred income triggered by Treasury Regulation. Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1592-19) to be included on Seller's consolidated federal income tax return and will cause Seller to pay any federal income Taxes attributable to such income, except that Purchaser agrees to indemnify Seller for any additional tax owed by Seller and DDIS (including any tax owed by DDIS or Seller due to this indemnification payment) resulting from any transaction outside the ordinary course of business that occurs on the Closing Date and after the Closing. Upon request, Purchaser will cause DDIS to furnish Tax information to Seller within a reasonable time for inclusion in Seller's consolidated federal income tax return for the period which includes the Closing Date. For federal income tax purposes, the income of DDIS will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of DDIS as of the end of the Closing Date, except that any transactions not in the ordinary course of DDIS's business (other than the sale of the Shares contemplated hereby and the Section 338(h)(10) Election) that occur on the Closing Date and after the Closing shall be treated as occurring on the day after the Closing Date to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(B). Principles similar to those described in this Section shall apply with respect to any foreign, state, or local income Tax return of Seller's consolidated group which is filed on a consolidated, unitary or combined basis and which includes the pre-Closing operations of DDIS.

        6.12 Data Dimensions Name. Within ten (10) days following the Closing, Purchaser will file Articles of Amendment with the California Secretary of State changing the name of DDIS so as not to include the words "Data Dimensions".

                                   ARTICLE VII

                                 Indemnification


        7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. For the purposes of this Article VII, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation: (i) reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such Claim (as defined in Section 7.5) and (ii) costs and expenses reasonably incurred to bring the Business and properties and assets of DDIS into compliance with Environmental Laws.

        7.2 Indemnification Obligations of Seller. Seller shall defend, indemnify, save and keep harmless Purchaser and its officers, directors, employees, agents, stockholders, successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement, the Seller's Ancillary Documents or in any closing document delivered to Purchaser in connection with this Agreement;

                (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VII);

                (c) the failure to discharge when due any liability set forth under Section 3.1(g) or any claim against Purchaser with respect to any such liability or obligation or alleged liability or obligation;

                (d) any claims by parties other than Purchaser to the extent caused by acts or omissions of Seller or DDIS on or prior to the Closing Date, including, without limitation, claims for Damages which arise or arose out of Seller's or DDIS's operation of the Business, by virtue of Seller's ownership of the Shares on or prior to the Closing Date, or by virtue of any pending or overtly threatened litigation against DDIS or its Affiliates, even if disclosed on the Disclosure Schedule;

                (e) any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which Seller, DDIS or an ERISA Affiliate has at any time maintained or administered or to which Seller, DDIS or any ERISA Affiliate has at any time contributed (including, without limitation, any liability for health continuation requirements under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA and any liability arising pursuant to Title IV of ERISA for plan termination, withdrawal or partial withdrawal from any multiemployer plan, or any lien to enforce any Title IV liability), to the extent that such Damages result from or arise out of or by virtue of acts or omissions prior to the Closing Date;

                (f) any benefits accrued pursuant to any Welfare Plan or Employee Benefit Plan at or prior to the Closing Date other than benefits payable under insurance policies in full force and effect on the Closing Date;

                (g) any action or failure to act, in whole or in part, at or prior to the Closing Date with respect to any Plan, Welfare Plan or Employee Benefit Plan;

                (h) any claims by employees of Seller or DDIS employed in the conduct of the Business relating to (x) the termination by DDIS or Seller of such employees on or prior to the Closing Date or
                (y) the termination by Seller of Seller employees after the Closing Date;

                (i) (1) all liability for the Taxes of DDIS and its subsidiaries for any period ending on or before the Closing Date and the portion of any Straddle Period (as herein defined) commencing before the Closing Date and not ending on the Closing Date, (2) all liabilities of DDIS as a result of the applicability of Treas.

                Reg. Section 1.1502-6 or otherwise for Taxes of the Seller, DDIS or any other corporation affiliated with the Seller on or prior to the Closing Date, and (3) all liability for Taxes resulting from the Section 338(h)(10) Election (or any comparable election under state, local or foreign Tax law) contemplated by Section
                6.11 of this Agreement. Any payment due under this Section 7.2(i) shall be that amount necessary to hold the Purchaser harmless after taking into account all Taxes payable by the Purchaser as a result of receiving such payment. Real, personal and intangible personal property Taxes of DDIS for a Straddle Period allocable to Seller shall be equal to the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is a number of days in a Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period. All other Taxes for the portion of the Straddle Period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date. As used herein, "Straddle Period" means a period that commences before the Closing Date and ends after the Closing Date; or

                (j) any claims by parties other than Purchaser relating to the classification of employees and/or independent contractors of DDIS or Seller employed in the conduct of the Business on or prior to the Closing Date, including without limitation, claims for Damages.

        7.3. Limitations on Seller's Indemnification Obligations. With the exception of the representations and warranties contained in Section 2.4(c), which shall survive indefinitely, and the representations and warranties contained in Sections 2.4(m), (t), (u), (v), (w), (x), (y), (dd), (ee), (ff),
and (gg), which shall survive until the expiration of the applicable statute of limitations (giving effect to any extension thereof and provided that the indemnification obligation under Section 7.2 shall not terminate with respect to any item as to which Purchaser shall have, before expiration of the applicable period, previously made a claim by delivery and notice of such claim stating in reasonable detail the basis of such claim to Seller), Purchaser and its successors and permitted assigns shall not be entitled to indemnification under
Section 7.2 hereof unless such claim has been asserted by written notice, specifying the details of such breach, delivered to Seller within twenty (20) months following the Closing Date. Seller's indemnification obligations under
Section 7.2 shall be subject to the following additional limitations:

                (a) Purchaser shall not be entitled to recover Damages under
                Section 7.2 unless and until such Damages equal or exceed $100,000, and then only to the extent Purchaser's Damages exceed such amount; and

                (b) Seller's aggregate liability for all Damages claimed under
                Section 7.2 shall be limited to the Purchase Price.

                (c) Notwithstanding the foregoing, the limitations set forth in
                Section 7.3(a) shall not apply to any inaccuracy in or breach of any representation and warranty made by Seller in Sections 2.4(t), (u), (v), or (w) of this Agreement.

        7.4 Purchaser's Indemnification Covenants. Purchaser shall defend, indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

                (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VII); or

                (c) any claims by parties other than Seller to the extent caused by the acts or omissions of Purchaser after the Closing Date and not constituting a liability set forth in Section 3.1(g), including, without limitation, claims for Damages which arise out of Purchaser's operation of the Business after the Closing Date.

        7.5 Indemnification Procedure. In the event that either party to this Agreement is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liabilities for which, or the costs or expenses of which, are Damages (a "Claim"), such party (the "Indemnified Party") shall give the other party (the "Indemnifying Party") prompt notice thereof. The Indemnifying Party shall be entitled to assume the defense of any such Claim, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may assume or participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense, including the expenses of separate counsel, if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VII unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party (not to be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior written consent (not to be unreasonably withheld).

                                  ARTICLE VIII

                        Effect of Termination/Proceeding

        8.1 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 9.3:

                (a) by the mutual written consent of Purchaser and Seller;

                (b) by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on January 31, 2001; provided, however, that the right to terminate this Agreement under this
                Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date; or

                (c) by either of such parties in the event of a material misrepresentation, breach of warranty or covenant, or other material breach or default of an obligation set forth in this Agreement on the part of the other party if such misrepresentation, breach or default, if capable of cure, is not cured within 10 days after receipt of written notice thereof to such other party.

        8.2 Remedies. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including, without limitation, reasonable attorneys' fees).


                                   ARTICLE IX

                                  Miscellaneous

        9.1 Expenses. Except as set forth in Article VII, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

        9.2 Publicity. Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of the Seller and Purchaser, and no such press releases or other publicity shall state the amount of the Purchase Price. Notwithstanding the foregoing, the parties acknowledge that Seller has disclosure obligations pursuant to federal securities laws which may require Seller to make certain disclosures regarding the transactions contemplated by this Agreement. Seller shall provide Purchaser a copy of any such disclosure prior to issuance, and Purchaser shall fully cooperate with Seller to permit Seller to meet such disclosure obligations.

        9.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized overnight courier, or by United States mail. All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, if before 5:00 p.m. local time of the recipient and on a business day, if not then on the next business day, (ii) in the case of delivery by telecopy, on the date of confirmation, if before 5:00 p.m. local time of the recipient and on a business day, if not then on the next business day, (iii) in the case of delivery by nationally recognized overnight courier, on the next business day following the date when sent and (iv) in the case of mailing, on the fifth business day following such mailing. All notices shall be addressed as follows:

               If to Seller, to:

                      Data Dimensions, Inc.
                      Sterling Plaza, 3rd Floor
                      3535 Factoria Boulevard SE
                      Bellevue, WA 98006
                      Attention: Jim McLendon
                      Telecopier:  (425) 688-1099

                      with a copy to:

                      Garvey, Schubert & Barer
                      1191 Second Avenue, 18th Floor
                      Seattle, WA 98101
                      Attention: Bruce A. Robertson, Esq.
                      Telecopier:  (206) 464-0125

               If to Purchaser, to:

                      Acxiom Corporation
                      1501 Opus Place
                      Downers Grove, IL 60515
                      Attention:  Outsourcing Division Leader
                      Telecopier:  (630) 719-0441

                      with a copy to:

                      Acxiom Corporation
                      1501 Opus Place
                      Downers Grove, IL 60515
                      Attention:  Outsourcing Division Legal Leader
                      Telecopier:  (630) 725-3303

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.3.

        9.4 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties. Each exhibit, and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

        9.5 Survival; Non-Waiver. All representations and warranties shall survive the Closing regardless of any investigation or lack of investigation by any of the parties hereto. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

        9.6 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of California applicable to contracts made in that State.

        9.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.8 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that at or prior to the Closing Purchaser may assign its rights and delegate its duties under this Agreement to a subsidiary corporation and may assign its rights under this Agreement to its lenders for collateral security purposes, and after the Closing Purchaser or Seller may assign its respective rights and delegate its respective duties under this Agreement to any third party. No such assignment shall relieve Purchaser or Seller of any of its respective liabilities or obligations under this Agreement.

        9.9 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

        9.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

        9.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.


                            [signature page follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

        SELLER:

        DATA DIMENSIONS, INC.


        By:
           ------------------------------
        Name:
             ----------------------------
        Title:
              ---------------------------


        PURCHASER:

        ACXIOM CORPORATION


        By:
           ------------------------------
        Name:
             ----------------------------
        Title:
              ---------------------------









                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT